                                   EXHIBIT 3.1

                                STATE OF MARYLAND

                                                                          333385

                                  DEPARTMENT OF
                            ASSESSMENTS AND TAXATION
               301 WEST PRESTON STREET  BALTIMORE, MARYLAND  21201





                                                        DATE:  DECEMBER 22, 1994




     THIS IS TO ADVISE YOU THAT THE ARTICLES OF INCORPORATION FOR
HOST FUNDING, INC.
WERE RECEIVED AND APPROVED FOR RECORD ON DECEMBER 22, 1994 AT 2:22 PM.







FEE PAID:                     144.00








[EMBLEM]

                                             IRENE B. HOZNY
                                             CHARTER SPECIALIST

ATS-031

STATE DEPARTMENT OF ASSESSMENTS
         AND TAXATION
     APPROVED FOR RECORD
     12/22/94 at 2:22 pm.

                            ARTICLES OF INCORPORATION
                                       OF
                               HOST FUNDING, INC.

THIS IS TO CERTIFY THAT:

          FIRST:    The undersigned, James J. Hanks, Jr., whose address is c/o
Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

          SECOND:   The name of the corporation (which is hereinafter called the
"Corporation") is:

                               Host Funding, Inc.

          THIRD:    The Corporation is formed for the purpose of carrying on any lawful business.

          FOURTH:   The address of the principal office of the Corporation in
this State is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr.

          FIFTH:    The resident agent of the Corporation is James J. Hanks,
Jr., whose address is Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

          SIXTH:    The total number of shares of stock which the Corporation
has authority to issue is one thousand (1,000) shares, $0.01 par value per share, all of one class. The aggregate par value of all authorized shares having a par value is Ten Dollars ($10.00).

          SEVENTH: The Corporation shall have a board of three directors unless the number is increased or decreased in accordance with the bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:

                                Peter G. Aylward
                                Dorothy Hatfield
                                 Guy E. Hatfield




     ---------------------------------------------------------------------
                                STATE OF MARYLAND

     I hereby certify that this is a true and complete copy of the 3 page document on file in this office. DATED: 12-22-94.
                  STATE DEPARTMENT OF ASSESSMENTS AND TAXATION


     BY: /s/ Brenda
        -------------------------------------------------------------------
     This stamp replaces our previous certification system. Effective 10/84
     ----------------------------------------------------------------------

          EIGHTH:   (a)  The Corporation reserves the right to make any
amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

                    (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

                    (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

          NINTH:    No holder of shares of stock of any class shall have any
preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

          TENTH:    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

          IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 22nd day of December, 1994.



                                                  /s/ James J. Hanks, Jr.
                                                  ------------------------------
                                                  James J. Hanks, Jr.

                               HOST FUNDING, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

          FIRST:    Host Funding, Inc., a Maryland corporation (the
"Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

          SECOND:   The following provisions are all the provisions of the
charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                  INCORPORATOR

          The undersigned, James J. Hanks, Jr., whose address is 300 East Lombard Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

          The name of the corporation (the "Corporation") is:

                               Host Funding, Inc.

                                   ARTICLE III

                                     PURPOSE

          The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

          The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                    ARTICLE V

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

          Section 1. NUMBER AND CLASSIFICATION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five
(5), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

     Independent Directors         Non-Independent Directors
     ---------------------         -------------------------
     Don W. Cockroft               Michael S. McNulty
     William Birdsall              Guy E. Hatfield
     Charles R. Dunn

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors prior to the first annual meeting of stockholders in the manner provided in the Bylaws.

          At any meeting of stockholders, the directors may be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          Section 2.  EXTRAORDINARY ACTIONS.  Except as specifically provided in
Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

          Section 3. AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

          Section 4. PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Article VI, Section 4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.


          Section 5. INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in
(a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

          Section 6. DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

          Section 7. REIT QUALIFICATION. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to
Section 856(g) of the Code.

          Section 8. REMOVAL OF DIRECTORS. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least two thirds of the votes entitled to be cast in the election of directors. For the purpose of this paragraph, "cause" shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

          Section 9. ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

                                   ARTICLE VI

                                      STOCK

          Section 1. AUTHORIZED SHARES. The Corporation has authority to issue 50,000,000 shares of Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), 4,000,000 shares of Class B Common Stock, $0.01 par value per share (the "Class B

Common Stock"), 1,000,000 shares of Class C Common Stock, $0.01 par value per share (the "Class C Common Stock") and 20,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $750,000.

          Section 2. COMMON STOCK. (a) No dividend shall be paid on any share of the Class B Common Stock nor the Class C Common Stock in any calendar quarter , until at least $.2275 has been paid in dividends during the same calendar quarter on each share of Class A Common Stock, (b) likewise no further dividend shall be paid on any share of the Class A Common Stock during such calendar quarter until at least $.2275 has been paid in dividends during such calendar quarter on each share of the Class B Common Stock and Class C Common Stock, and
(c) thereafter during such calendar quarter shares of the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock shall be entitled to share equally in dividends.

          At any time after a continuous 12-month period after which the Class C shares have been issued, but not earlier than January 1, 1997 any holder of any share of the Class B Common Stock shall be entitled, upon surrender of the certificate representing each such share to the Corporation, properly endorsed, to convert such share to a share of the Class A Common Stock and to receive a certificate representing such share of the Class A Common Stock in exchange therefor.

          Shares of Common Stock shall be subject to the terms and conditions of
Article VII.

          The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

          Section 3. PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.

          Section 4. CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

          Section 5. CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

                                   ARTICLE VII

                           RESTRICTIONS ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES

          Section 1. DEFINITIONS. For the purpose of this Article, the following terms shall have the following meanings:

          "ACQUIRE" shall mean the acquisition of Beneficial Ownership or Constructive Ownership of shares of Common Stock by any means including, without limitation, a Transfer, the exercise of any right under any option, warrant, convertible security, pledge or other interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner, as defined below. The term "Acquisition" shall have the correlative meaning.

          "BENEFICIAL OWNERSHIP" shall mean ownership of Common Stock by a Person who is or would be an actual owner of such shares of Common Stock (entitled, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to a direct or indirect pecuniary interest in the Common Stock) or who is or would be treated as a constructive owner of such shares through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3.6, each of which shall be an organization described in Section 170(c)(2) of the Code.

          "CHARTER" shall mean the charter of the Corporation, as that term is defined in the MGCL.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COMMON STOCK AFFECTED PERSONS" shall have the meaning set forth in
Section 2.1(c) of this Article VII.

          "COMMON STOCK OWNERSHIP LIMIT" shall mean not more than 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation and, after any adjustment as set forth in Section 2.9 of this Article VII, shall mean such percentage as so adjusted. The number and value of outstanding shares of Common

Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

          "COMMON STOCK CONSTRUCTIVE OWNERSHIP EVENT" shall have the meaning set forth in Section 2.1(c) of this Article VII.

          "CONSTRUCTIVE OWNERSHIP" shall mean ownership of Common Stock by a Person who is or would be an actual owner of Common Stock (entitled, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to a direct or indirect pecuniary interest in the Common Stock) or who is or would be treated as a constructive owner of such shares through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

          "EXISTING HOLDER" shall mean (a) any Person who is the Beneficial Owner of Common Stock in excess of the Common Stock Ownership Limit both upon and immediately after the Initial Date, so long as, but only so long as, such Person Beneficially Owns Common Stock in excess of the Common Stock Ownership Limit and (b) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Article, Beneficial Ownership of Common Stock causing such transferee to Beneficially Own Common Stock in excess of the Ownership Limit.

          "EXISTING HOLDER LIMIT" shall mean (a) for any Existing Holder who is an Existing Holder by virtue of clause (a) of the definition thereof, shall mean, initially, the percentage of the outstanding Common Stock Beneficially Owned, by such Existing Holder upon and immediately after the Initial Date, and after any adjustment pursuant to Section 2.8 of this
Article VII, shall mean such percentage of the outstanding Common Stock as so adjusted; and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, shall mean, initially, the percentage of the outstanding Common Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transfers Beneficial Ownership of the Common Stock or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 2.8 of this Article VII, shall mean such percentage of the outstanding Common Stock as so adjusted. From the Initial Date and prior to the Restriction Termination Date, the Secretary of the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

          "INITIAL DATE" shall mean September 1, 1995.

          "MARKET PRICE" on any date shall mean, with respect to any class of outstanding shares of Common Stock, the Closing Price for such Common Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Stock, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Stock is listed or admitted to trading or, if such Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Stock selected by the Board of Directors of the Corporation.

          "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

          "NYSE" shall mean the New York Stock Exchange.

          "PERSON" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under

Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "PURPORTED BENEFICIAL TRANSFEREE" shall mean, with respect to any purported Transfer or Acquisition which results in a transfer to a Trust, as provided in Section 3 of this Article VII, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock if such Transfer or Acquisition had not violated the provisions of Section
2.1 of this Article VII. The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

          "PURPORTED RECORD TRANSFEREE" shall mean, with respect to any purported Transfer or Acquisition which results in a transfer to a Trust, as provided in Section 3 of this Article VII, the Person who would have been the record holder of the Common Stock if such Transfer or Acquisition had not violated the provisions of Section 2.1 of this Article VII. The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

          "REIT" shall mean a real estate investment trust within the meaning of
Section 856 of the Code.

          "RESTRICTION TERMINATION DATE" shall mean the first day after the Initial Date on which the Corporation determines (a) that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or (b) that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers and Acquisitions of shares of Common Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

          "SPECIAL TRIGGERING EVENT" shall mean either (a) the redemption or purchase by the Corporation of all or a portion of the outstanding shares of Common Stock or (b) a change in the relative values of classes of Common Stock.

          "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock or the right to vote or receive dividends on Common Stock including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock or the right to vote or receive dividends on Common Stock or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock, in each case whether voluntary or involuntary, whether of record or Beneficially or Constructively Owned (including, without limitation, Transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Common

Stock), whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

          "TRUST" shall mean any trust provided for in Section 3.1 of this
Article VII.

          "TRUSTEE" shall mean the Person unaffiliated with the Corporation, the Purported Beneficial Transferee or the Purported Record Transferee that is appointed by the Corporation to serve as trustee of the Trust.

          Section 2.  COMMON STOCK.

          Section 2.1.  OWNERSHIP LIMITATIONS.

          (a) During the period commencing on the Initial Date and ending on the Restriction Termination Date:

               (i) except as provided in Section 2.7 of this Article VII, no Person (other than an Existing Holder) shall Acquire or Beneficially or Constructively Own any shares of Common Stock if, as the result of such Acquisition or Beneficial or Constructive Ownership, such Person shall Beneficially or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and no Existing Holder shall Acquire or Beneficially or Constructively Own any shares of Common Stock in excess of the Existing Holder Limit for such Existing Holder.

               (ii) no Person shall Acquire or Beneficially or Constructively Own shares of Common Stock to the extent that such Acquisition or Beneficial or Constructive Ownership of Common Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including, without limitation, an Acquisition or Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

          (b) If, during the period commencing on the Initial Date and ending on the Restriction Termination Date, any Transfer or Acquisition of shares of Common Stock (other than a Transfer or Acquisition to which Section 2.1(c) of this Article VII applies) (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Acquiring shares of Common Stock in violation of Section 2.1(a) of this Article VII, (i) then that number of shares of the Common Stock being Transferred or Acquired that otherwise would cause such Person to violate Section 2.1(a) of this Article VII (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article VII, effective as of the close of business on the Business Day prior to the date of such Transfer or Acquisition, and such Person shall acquire no rights in such shares or (ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent any Person from Acquiring or Transferring Common Stock in violation of Section 2.1(a) of this Article VII, then the Transfer or Acquisition of that number of shares of Common Stock that otherwise would cause any Person to violate Section 2.1(a) of this Article VII shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Common Stock.

          (c) If, during the period commencing on the Initial Date and ending on the Restriction Termination Date, a change in the relationship between two or more Persons ("Common Stock Affected Persons") results in any of such Common Stock Affected Persons Beneficially or Constructively Owning shares of Common Stock in violation of Section 2.1(a) of this Article VII because of the application of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code) or Section 544 of the Code (as modified by Section 856(h)(1)(B) of the
Code) (a "Common Stock Constructive Ownership Event"), then that number of shares of Common Stock Beneficially or Constructively Owned by the Common Stock Affected Persons (rounded up to the nearest whole share) that otherwise would violate Section 2.1(a) of this Article VII shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article VII, effective as of the close of business on the Business Day prior to such Common Stock Constructive Ownership Event and such Common Stock Affected Person or Persons shall acquire no rights in such shares.

          (d) If, during the period commencing on the Initial Date and ending on the Restriction Termination Date, a Special Triggering Event (if effective) or other event or occurrence (if effective), other than a Transfer or Acquisition described in Section 2.1(b) of this Article VII or a Common Stock Constructive Ownership Event described in Section 2.1(c) of this Article VII, would result in any violation of Section 2.1(a) of this Article VII, then: (i) the number of shares of Common Stock (rounded up to the nearest whole share) that would (but for this Section 2.1(d)) cause any Person to Beneficially or Constructively Own Common Stock in violation of Section 2.1(a) of this Article VII shall be automatically repurchased by the Corporation from the actual owner of such shares of Common Stock, effective as of the close of business on the Business Day prior to the date of such Special Triggering Event or other event or occurrence; or (ii) if the automatic repurchase described in clause (i) of this sentence would not be effective for any reason to prevent any Person from Beneficially or Constructively Owning Common Stock in violation of Section 2.1(a) of this Article VII, then that number of shares of Common Stock (rounded up to the nearest whole share) that otherwise would cause any Person to violate
Section 2.1(a) of this Article VII shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this
Article VII, effective as of the close of business on the Business Day prior to the date of such Special Triggering Event or other event or occurrence, and the actual owner shall retain no rights in such shares of Common Stock; or (iii) if the transfer to the Trust described in clause (ii) of this sentence would not be effective for any reason to prevent any Person from Beneficially or Constructively Owning Common Stock in violation of Section 2.1(a) of this Article VII, then the Special Triggering Event or other event or occurrence that would otherwise cause such Person to violate
Section 2.1(a) of this Article VII shall be void AB INITIO. The repurchase price of each share of Common Stock automatically repurchased pursuant to this
Section 2.1(d) shall be a price per share equal to the Market Price on the date of the Special Triggering Event or other event or occurrence that resulted in the repurchase. Dividends which were accrued but unpaid with respect to the repurchased shares as of the date of the Special Triggering Event or other event or occurrence that resulted in the repurchase shall be paid. Any dividend or other distribution paid after the Special Triggering Event or other event or occurrence that resulted in the repurchase, but prior to the discovery by the Corporation that shares of Common Stock have been automatically repurchased by the Corporation, shall be repaid to the Corporation upon demand.

          (e) Notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and ending on the Restriction Termination Date, any Transfer or Acquisition of shares of Common Stock (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO and the intended transferee shall acquire no rights in such shares of Common Stock.

          Section 2.2. REMEDIES FOR BREACH. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 2.1 of this Article VII or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any shares of Common Stock in violation of Section 2.1 of this Article VII (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; PROVIDED, HOWEVER, that any Transfers or attempted Transfers or, in the case of an event other than a Transfer, Beneficial or Constructive Ownership in violation of Section 2.1 of this Article VII shall automatically result in the transfer to the Trust described above (or the automatic repurchase), and, where applicable, such Transfer (or other event) shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

          Section 2.3. NOTICE OF RESTRICTED TRANSFER. Any Person who Acquires or attempts or intends to Acquire shares of Common Stock in violation of Section
2.1 of this Article VII or any Person who is a transferee in a Transfer or is otherwise affected by an event other than a Transfer that results in a violation of Section 2.1 of this Article VII shall immediately give written notice to the Corporation of such Acquisition, Transfer or other event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Acquisition, Transfer or attempted, intended or purported Acquisition, Transfer or other event on the Corporation's status as a REIT.

          Section 2.4. OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and to the Restriction Termination Date:

          (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Common Stock shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such owner, the number of shares of Common Stock and other shares of the Common Stock Beneficially or Constructively Owned, and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the

Corporation's status as a REIT and to ensure compliance with the Common Stock Ownership Limit.

          (b) each Person who is a Beneficial or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority to determine such compliance.

          Section 2.5.  REMEDIES NOT LIMITED.  Nothing contained in this Section
2.5 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

          Section 2.6. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 2, Section 3 of this
Article VII, or any definition contained in Section 1 of this Article VII, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 2 or Section 3 of this Article VII with respect to any situation based on the facts known to it. If Section 2 or 3 requires an action by the Board of Directors of the Corporation, and the Charter fails to provide specific guidance with respect to such action, the Board of Directors of the Corporation shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), the shares to be affected by the remedies set forth in
Section 2.1(b), (c) and (d) of this Article VII shall be as follows: (1) if a Person would have (but for the remedies set forth in Section 2.1(b), (c) and (d) as applicable) Acquired shares of Common Stock in violation of Section 2.1(a), such remedies (as applicable) shall apply first to the shares which, but for such remedies, would have been Acquired and actually owned by such Person, second to shares which, but for such remedies, would have been Acquired by such Person and which would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, PRO RATA among the Persons who actually own such shares based upon the relative value of the shares held by each such Person; and (2) if a Person is in violation of Section 2.1(a) of this Article VII as a result of an event other than an Acquisition of shares of Common Stock by such Person, the remedies set forth in Section 2.1(b), (c) or (d) (as applicable) shall apply first to shares which are actually owned by such Person and second to shares which are Beneficially or Constructively Owned (but not actually owned) by such Person, PRO RATA among the Persons who actually own such shares based upon the relative value of the shares held by each such Person.

          Section 2.7.  EXCEPTIONS.

          (a) Subject to Section 2.1(a)(ii) of this Article VII, the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Common Stock Ownership Limit or Existing Holder Limit if: (i) such Person is not (A) an individual for purposes of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code or (B) treated as the owner of such stock for purposes of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Common Stock will violate
Section 2.1 of this Article VII; (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of an entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact; and (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2.1 through 2.6) will result in such Common Stock being automatically transferred to a Trust or automatically repurchased in accordance with Section 2.1 of this Article VII.

Solely for purposes of clause (ii) above, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation.

          (b) Prior to granting any exception pursuant to Section 2.7(a) of this Article VII, the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

          (c) Subject to Section 2.1(a)(ii) of this Article VII, an underwriter which participates in a public offering or a private placement of Common Stock (or securities convertible into or exchangeable for Common Stock) may Acquire or Beneficially Own or Constructively Own shares of Common Stock (or securities convertible into or exchangeable for Common Stock) in excess of the Common Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

          Section 2.8. MODIFICATION OF EXISTING HOLDER LIMITS. The Existing Holder Limits may be modified as follows:

          (a)  Subject to the limitations provided in Section 2.10 of this
Article VII, the Board of Directors may grant stock options which result in Beneficial Ownership of Common Stock by an Existing Holder pursuant to a stock option plan approved by the Board of Directors and/or the stockholders of the Corporation. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 2.10 of this Article VII to permit the Beneficial Ownership of the shares of Common Stock issuable upon the exercise of such stock option.

          (b)  Subject to the limitations provided in Section 2.10 of this
Article VII, an Existing Holder may elect to participate in a dividend reinvestment plan approved by the Board of Directors which results in Beneficial Ownership of Common Stock by such participating Existing Holder. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 2.10 of this Article VII to permit Beneficial Ownership of the shares of Common Stock acquired as a result of such participation.

          (c) The Board of Directors will reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article by such Existing Holder by the percentage of the outstanding Equity Stock so Transferred or after the lapse (without exercise) of a stock option described in Section 2.8(a) of this

Article VII by the percentage of the Common Stock that the stock option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Common Stock Ownership Limit.

          Section 2.9. INCREASE IN OWNERSHIP LIMIT. Subject to the limitations provided in Section 2.10 of this Article VII, the Board of Directors may from time to time increase the Common Stock Ownership Limit.

          Section 2.10. LIMITATIONS ON CHANGES IN EXISTING HOLDER AND OWNERSHIP LIMITS. (a) Neither the Common Stock Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five or fewer Beneficial Owners of Common Stock (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 50.0% in number or value of the outstanding shares of Common Stock.

          (b) Prior to the modification of any Existing Holder Limit or Common Stock Ownership Limit pursuant to Section 2.8 or 2.9 of this Article VII, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

          (c) No Existing Holder Limit shall be reduced to a percentage which is less than the Common Stock Ownership Limit.

          Section 2.11. LEGEND. Each certificate for shares of Common Stock shall bear the following legend:

     The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter (the "Charter"), (a) no Person may Beneficially or Constructively Acquire shares of the Corporation's Common Stock in excess of 9.9% (or such other percentage as may be determined by the Board of Directors of the Corporation in conformity with the Charter) (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such person is an Existing Holder (in which case the Existing Holder Limit shall be applicable); (b) no Person may Beneficially or Constructively Own Common Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (c) no Person may Transfer or Acquire Shares of Common Stock if such Transfer or Acquisition would result in the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Common Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Common Stock in excess of or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Common Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries or, in certain circumstances, such shares will be repurchased automatically by the Corporation. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void AB INITIO. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Common Stock on request and without charge.

          Section 3.  TRANSFER OF COMMON STOCK IN TRUST.

          Section 3.1. OWNERSHIP IN TRUST. Upon any purported Transfer, Acquisition or other event described in Section 2.1(b), (c) or (d) of this
Article VII that results in a transfer of shares of Common Stock to a Trust, such shares of Common Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer, Acquisition or other event that results in a transfer to the Trust pursuant to Section 2.1 of this Article VII. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation.

          Section 3.2. STATUS OF SHARES IN TRUST HELD BY THE TRUSTEE. Shares of Common Stock held by the Trustee shall be issued and outstanding shares of Common Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          Section 3.3. DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Common Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee shall be paid to the Trustee upon demand and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such shares of Common Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Common Stock have been transferred to the Trustee any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee will be rescinded as void and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

          Section 3.4. SALE OF SHARES BY TRUSTEE. Within 20 days of receiving notice from the Corporation that shares of Common Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 2.1(a) of this
Article VII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 3.4. The Purported Record Transferee shall receive the lesser of (a) the price paid by the Purported Record Transferee for the shares or, if the Purported Record Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Common Stock have been transferred to the Trustee, such shares are sold by a Purported Record Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 3.4, such excess shall be paid to the Trustee upon demand. If any of the foregoing restrictions on the transfer of shares of Common Stock that have been transferred to the Trustee are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the

Purported Record Transferee may be deemed, at the option of the Trustee, to have acted as an agent of the Trustee (acting in turn as agent on behalf of a third-party purchaser) in acquiring such shares of Common Stock and to hold such shares of Common Stock on behalf of the Trustee pursuant to provisions substantially similar to those contained in this Section 3.4.

          Section 3.5. PURCHASE RIGHT IN COMMON STOCK TRANSFERRED TO THE TRUSTEE. Shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 3.4 of this Article VII. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee.

          Section 3.6. DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) the shares of Common Stock held in the Trust would not violate the restrictions set forth in Section 3.1(a) of this Article VII in the hands of such Charitable Beneficiary and (b) each Charitable Beneficiary is an organization described in Section 170(c)(2) of the Code.

                                  ARTICLE VIII

                                   AMENDMENTS

          The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this
reservation.   Any amendment to Article V, this Article VIII, or Article IX of the charter shall be valid only if approved by the affirmative vote of two-thirds (2/3) of all the votes entitled to be cast on the matter.

                                   ARTICLE IX

                             LIMITATION OF LIABILITY

          To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

          THIRD: The amendment to and restatement of the charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

          FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

          FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

          SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

          SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was one thousand (1,000) shares of common stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was Ten Dollars ($10.00).

          EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 75,000,000 shares of stock, consisting of 50,000,000 shares of Class A Common Stock, $.01 par value per, 5,000,000 shares of Class B Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $750,000.

          NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 27th day of September, 1995.

ATTEST:                            HOST FUNDING, INC.


/s/ Dorothy Hatfield              By:/s/ Guy E. Hatfield    (SEAL)
--------------------------           -----------------------
Dorothy Hatfield                     Guy E. Hatfield
Secretary                            President